Contacts:

Investors: Myesha Edwards, InterMune, Inc., 415-466-2242, ir@intermune.com

Media: Kimberly Kraemer, InterMune, Inc., 415-939-9033, kraemer@dnai.com

INTERMUNE TO UPDATE INVESTORS AT THE
21ST ANNUAL JP MORGAN H&Q HEALTHCARE CONFERENCE

— 2002 revenues will be at upper end of previous guidance; Company announces preliminary survival data from the follow-up observation period of its Phase III IPF study —

BRISBANE, Calif., January 6, 2003 — InterMune, Inc. (Nasdaq: ITMN) today announced that it expects total 2002 revenue to be at the upper end of its previously estimated range of $105 to $110 million driven primarily by the continued strong growth of Actimmune® (Interferon gamma-1b) injection sales.

“The strong sales of Actimmune in the fourth quarter will enable us to solidly achieve the Company’s revenue expectations for 2002,” said Scott Harkonen, M.D., President and Chief Executive Officer of InterMune.

The Company also reported preliminary survival data from the follow-up observation period of its completed Phase III clinical trial of Actimmune for the treatment of idiopathic pulmonary fibrosis (IPF), a debilitating and fatal lung disease.   The preliminary survival data is part of exploratory analyses of safety and efficacy that the Company is conducting based on a three-to-five month follow up of patients who participated in the Company’s double-blind, placebo-controlled Phase III clinical trial.  The data from the additional exploratory analyses will be presented at an appropriate medical forum.

“We believe the preliminary survival data from the follow-up observation period continue to support the hypothesis of a treatment benefit in IPF patients treated with Actimmune,” said Harkonen.  “Once completed, we plan to discuss the results of these exploratory analyses with the FDA as it relates to the continued development of Actimmune in IPF.”

Phase III Clinical Trial Summary

A total of 330 patients were randomized into the Company’s Phase III clinical trial evaluating Actimmune for the treatment of IPF, which was conducted at 58 centers in North America, Europe and

South Africa.  The study included a well-defined cohort of IPF patients, and treatment groups were well balanced by baseline characteristics.  Patients received either placebo or 200 micrograms of Actimmune injected subcutaneously three times per week.

Final results of the pre-specified analysis from the Phase III clinical trial were presented earlier this year at two international scientific conferences after the 306th patient received 48 weeks of treatment (representing a 60 week median observation period as of June 26th, 2002).

Follow-Up Observation Period

The Company continued to follow patients in the study for three to five additional months beyond the pre-specified analysis of the Phase III clinical trial in June.

In the overall intent-to-treat patient population through the follow-up period, there were 26/162 deaths in the Actimmune treated group (16.0%) compared to 36/168 deaths in the placebo group (21.4%), representing a 25 percent relative reduction in mortality in favor of Actimmune (p = 0.17; log-rank test for survival time).

Exploratory subgroup analyses continue to suggest that Actimmune may have a more favorable effect in IPF patients with mild to moderate disease.  In those patients with forced vital capacity (FVC) > 55 percent at study entry, there were 13/126 deaths in the Actimmune-treated group (10.3%) versus 26/128 deaths in the placebo group (20.3%), representing a 49 percent relative reduction in mortality in favor of Actimmune (p = 0.02).  In those patients with FVC > 60 percent at study entry, there were 10/90 deaths in the Actimmune-treated group (11.1%) versus 16/92 deaths in the placebo group (17.4%), representing a 36 percent relative reduction in mortality in favor of Actimmune (p = 0.15).  For the FVC < 55 percent and FVC < 60 percent subgroups, the p values were 0.45 and 0.61, respectively.

“Actimmune is the first treatment with data from rigorous clinical trials that suggest a survival benefit in IPF patients,” said James Pennington, M.D., Executive Vice President of Medical and Scientific Affairs at InterMune.  “We believe these results continue to indicate that early diagnosis of IPF and treatment with Actimmune may help patients achieve the most favorable long-term survival benefit.”

Open-label Study

InterMune has initiated an open-label study for patients who participated in the recently completed Phase III clinical trial.  To date, more than 80 percent of patients who completed the Phase III clinical trial have opted to participate in the open-label study.  This study is designed to further explore the long-term clinical benefits and safety of Actimmune as a treatment for IPF.

About Actimmune

Interferon gamma is a naturally occurring protein that stimulates the immune system.  InterMune markets Actimmune for the treatment of two life-threatening congenital diseases: chronic granulomatous disease and severe, malignant osteopetrosis.  InterMune is also conducting a Phase III study of Actimmune in ovarian cancer and a Phase II study of Actimmune for the treatment of severe liver fibrosis, or cirrhosis, caused by hepatitis C virus (HCV).

About Idiopathic Pulmonary Fibrosis

Idiopathic pulmonary fibrosis (IPF) is the most common form of idiopathic interstitial pneumonia.  Once symptoms appear, there is a relentless deterioration of pulmonary function and median survival of 2.8 years after diagnosis.  There are currently no drugs approved by the FDA for the treatment of IPF.

JP Morgan H&Q Webcast Details

InterMune president and CEO Scott Harkonen will present a corporate update tomorrow at the 21st JP Morgan Hambrecht & Quist Healthcare Conference at 9:00 a.m. PST in the St. Francis Hotel’s California Room in San Francisco.  His presentation will be webcast live, and can be accessed by logging onto the investor relations section of InterMune’s website at www.intermune.com.

About InterMune

InterMune is a commercially driven biopharmaceutical company focused on the marketing, development and applied research of life-saving therapies for pulmonary disease, infectious disease and hepatology.  For additional information about InterMune, please visit www.intermune.com.

Except for the historical information contained herein, this press release contains certain forward-looking statements that involve risks and uncertainties, including without limitation, statements indicating that the Company:  (i) believes that the preliminary survival data from the follow-up observation period continues to support the hypothesis of a treatment benefit in IPF patients treated with Actimmune; (ii) plans to discuss the results of these exploratory analyses with the FDA as it relates to the continued development of Actimmune in IPF; (iii) believes that the exploratory subgroup analyses continue to suggest that Actimmune may have a more favorable effect in IPF patients mild to moderate disease; (iv) believes these results continue to indicate that early diagnosis of IPF and treatment with Actimmune may help patients achieve the most favorable long-term survival benefit; and (v) believes that the data continues to suggest improved survival from treatment with Actimmune.  All forward-looking statements and other information included in this press release are based on information available to InterMune as of the date hereof, and InterMune assumes no obligation to update any such forward-looking statements or information. InterMune’s actual results could differ materially from those described in InterMune’s forward-looking statements.  Factors that could cause or contribute to such differences include, but are not limited to those discussed in detail under the heading “Risk Factors” and the other risks and factors discussed in InterMune’s 10-Q report filed with the SEC on November 14, 2002, and other periodic reports (i.e., 10-Q and 8-K) filed with the SEC, which are incorporated herein by reference.  The risks and other factors that follow, concerning the forward-looking statements in this press release, should be considered only in connection with the fully discussed risks and other factors discussed in detail in the 10-Q report and InterMune’s other periodic reports filed with the SEC.  InterMune’s forward-looking statements stated above are subject to the risks and uncertainties that include, without limitation, those associated with: (a) obtaining additional data concerning (i) the preliminary survival data and (ii) other exploratory analyses of the safety and efficacy of Actimmune for the treatment of IPF;  (b) obtaining data from other clinical trials, if any, of Actimmune for the treatment of IPF; and/or (c) the risks and other factors discussed in detail in the 10-Q report filed with the SEC.

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